SHELTON FUNDS 485BPOS

Exhibit 99(h)(4)

FORM OF AMENDMENT AND JOINDER AGREEMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AMENDMENT (the “Amendment”) is made as of [●], 2026 (the “Effective Date”), by and among State Street Bank and Trust Company, Massachusetts trust company having its principal office and place of business at One Congress Street, Boston, Massachusetts 02114 (“State Street” or the “Transfer Agent”), and Shelton Funds, a statutory trust formed under the laws of Delaware having its principal office and place of business at 1401 Lawrence Street, Suite 1550 Denver, Colorado 80202 (the “Trust”). Capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Agreement (defined below).

WHEREAS, SCM Trust and State Street are parties to that certain Transfer Agency and Services Agreement dated as of September 1, 2025 (as may be amended, the “Agreement”), pursuant to which State Street provides certain Services to SCM Trust on behalf of its series listed on Schedule A thereto (collectively, the “Funds”);

WHEREAS, Shelton Funds desires that State Street provide the transfer agency services to certain of its series on the same terms and conditions as set forth in the Agreement;

WHEREAS, the parties hereto desire to (i) admit Shelton Funds as an additional party to the Agreement, and (ii) add the series of Shelton Funds listed on Schedule A hereto as Funds under the Agreement and to adjust the fees applicable to the transfer agency services accordingly.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Agreement, and for other good and valuable consideration, the parties agree as follows:

1.	Joinder of Shelton Funds; Amendments to Agreement

(a)	Effective as of the Effective Date, Shelton Funds, on behalf of each of its Funds listed on Schedule A, joins and becomes a party to the Agreement, agreeing to be bound by and to comply with the terms of the Agreement in the same manner as if it had been an original signatory to the Agreement. State Street accepts the appointment and agrees to provide the transfer agency services to each Fund, pursuant to the terms and conditions set forth in the Agreement.

(b)	Effective as of the Effective Date, the parties agree to amend the Agreement as follows:

Schedule A of the Agreement is hereby deleted in its entirety and replaced with Appendix A attached to this Amendment.

2.	General

(a)	Except as expressly amended, supplemented or otherwise modified by this Amendment, the Agreement remains in full force and effect and is hereby ratified and confirmed in all respects.

(b)	This Amendment shall be governed by, and construed in accordance with, the laws of the State of Massachusetts, and the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, in each case to the same extent and manner as provided in the Agreement with respect to such matters.

(c)	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. Signatures delivered by electronic transmission (including in portable document format (PDF) or via electronic signature platform) shall be deemed original signatures for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:

Name	[●]

Title:	[●]

SHELTON FUNDS

By:

Name:	Steve Rogers

Title:	President

SCM TRUST

By:

Name:	Steve Rogers

Title:	President

Schedule A

LIST OF PORTFOLIOS

SCM Trust

Shelton Equity Premium Income ETF

Shelton Funds

Shelton Tactical Growth & Income ETF